Exhibit 6.8

AMENDMENT #2
TO
LINE OF CREDIT PROMISSORY NOTE

Reference is made to that certain Line of Credit Promissory Note dated March 11, 2021, as amended by Amendment #1 on March 10, 2022 (the “Note”), executed by Elevate.Money REIT I, Inc., a Maryland corporation (the “Maker”).

By way of this Amendment #2 to Line of Credit Promissory Note (“Amendment #2”), Maker amends the Note as follows:

1.            Escalate Wealth, LLC is the “Lender” under the Note. Since the original date of the Note, the Lender changed its name (to Elevate Money, Inc.) and form of entity (from a Delaware LLC to a Delaware corporation). References to Lender under the Note and this Amendment #2 refer to Elevate Money, Inc., a Delaware corporation.

2.            The first line of Paragraph 2(a) of the Note is deleted and replaced with the following:

“Indebtedness owing under this Note shall be due and payable March 11, 2024.”

3.            This Amendment #2 is effective as of March 10, 2023.

Except as set forth above, the Note remains in full force and effect.

“Maker”

Elevate.Money REIT I, Inc., a Maryland corporation.

/s/ David Perduk
By: David Perduk, Chief Executive Officer

Acknowledged:

“Lender”

Elevate Money, Inc., a Delaware corporation

/s/ Harold Hofer
By: Harold Hofer, Chief Executive Officer